Exhibit 10.8
EMPLOYMENT AGREEMENT
          This Employment Agreement (the “Agreement”) is made and entered into by and between ProAssurance Corporation, a Delaware corporation (“ProAssurance”) and Paul R. Butrus, an individual (the “Butrus”) effective as of January 1, 2008 (the “Effective Date”).
RECITALS:
          Butrus has served as an executive officer of ProAssurance and its predecessors and subsidiaries, Medical Assurance, Inc. (“MAI”) and The Medical Assurance Company, Inc. (“TMAC”) since their respective dates of organization. Butrus intends to resign each of his positions as an officer or director of ProAssurance’s subsidiaries. Butrus will continue as an employee of ProAssurance (or a subsidiary) in a non-executive capacity, and he will continue as a director on Board of ProAssurance’s Board of Directors. ProAssurance and Butrus desire to to enter into this agreement to set forth the terms and conditions of Butrus’s employment with ProAssurance from and after his resignation.
          NOW, THEREFORE, THESE PREMISES CONSIDERED, Butrus and ProAssurance hereby agree as follows:
     1. Resignation. Butrus hereby resigns as an officer and director of each of the direct and indirect subsidiaries of ProAssurance of which he is an officer or director Effective Date.
     2. Employment Term. ProAssurance hereby employs Butrus, and Butrus accepts employment, upon the terms and conditions of this Agreement for the term running from the Effective Date to and including December 31, 2008 (the “Term”).
     3. Offices; Directorship; Other Activities.
     3.1 Office and Duties.
          (a) From and after the Effective Date, Butrus shall perform such duties as may be requested from time to time by the Chief Executive Officer of ProAssurance, which duties shall be related to and consistent with the areas of responsibility and duties assigned to Butrus as an executive officer of ProAssurance.
          (b) Butrus shall devote such attention and time to the business and affairs of ProAssurance as may be reasonably required to discharge his duties under this Agreement.
     3.2 Other Activities. Butrus may directly or indirectly participate in other business ventures, investments or charitable organizations, and may also deliver lectures, fulfill speaking engagements or teach at educational institutions and may manage personal investments, so long as such activities do not materially interfere with Butrus’s responsibilities to ProAssurance; provided that Butrus may not invest in any business that does business with, or competes with, ProAssurance except for investment in a business where Butrus’s percentage of ownership is insignificant; and provided further that Butrus shall remain subject to the restrictions set forth in the ProAssurance Code of Ethics and Conduct.

     4. Compensation and Benefits.
     4.1 Base Salary. Butrus will continue his 2007 base salary through December 31, 2007. For the 2008 calendar year, ProAssurance will pay to Butrus a base salary at the rate of $300,000 per annum (“Base Salary”). Base Salary will be payable in periodic installments in accordance with ProAssurance’s customary practices. Amounts payable will be reduced by standard withholding and other authorized deductions.
     4.2 Other Incentive Compensation. ProAssurance will pay Butrus the annual incentive compensation for the calendar year ending December 31, 2007, if and to the extent that the incentive compensation is earned in accordance with the 2007 Incentive Award Guidelines as adopted by the Board on March 7, 2007. The annual incentive compensation will be paid at such time and manner as the annual incentive compensation is paid to ProAssurance’s senior executive officers consistent with past practice but not later than March 15, 2008; provided that payment of such incentive compensation shall be subject to and conditioned upon Butrus’s employment with ProAssurance with ProAssurance on December 31, 2007.
     4.3 Outstanding Equity Compensation. During the Term, Butrus shall continue as a participant under the 1995 Incentive Compensation Stock Plan, as amended (the “1995 Plan”) and the 2004 Equity Incentive Plan, as amended (the “2004 Plan”). All grant agreements for stock options granted under the 1995 Plan and the 2004 Plan and performance share agreements for performance shares granted under the 2004 Plan in effect on the Effective Date shall continue and remain in effect in accordance with their respective terms.
     4.4 Other Savings and Retirement Plans. During the Term, Butrus shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to other employees of ProAssurance. The current savings and retirement plans, all of which may be terminated or amended by the Board, include the Equity Plan, the Executive Non-Qualified Excess Plan and Trust, the Amended and Restated ProAssurance Corporation Stock Ownership Plan, and the ProAssurance Group Savings and Retirement Plan.
     4.5 Welfare Benefit Plans. During the Term, Butrus shall be eligible for participation in and shall receive all benefits under welfare benefit plans (including group health, disability and life insurance plans and programs) as shall be in effect from time to time, to the extent applicable to other employees of ProAssurance.
     4.6 Reimbursement of Expenses. Butrus shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Butrus in accordance with the policies, practices and procedures generally applicable to senior executive officers of ProAssurance.
     4.7 Office and Support Staff. ProAssurance shall provide Butrus an office and clerical support.

     4.8 Vacations and Leave. Butrus shall be entitled to vacation and sick leave (without loss of pay) in accordance with ProAssurance’s policies in effect from time to time, and other personal and family leave as may be provided by law.
     4.9 Conflict. In the event of any conflict between this Agreement and the terms of any benefit, severance, deferred compensation, incentive or similar plan or agreement in which Butrus is or becomes a participant during the Term (other than a stockholder-approved plan or ERISA plan), the provisions of this Agreement shall apply unless Butrus makes specific written election otherwise, but Butrus shall not be entitled to duplicative payments or benefits.
     5. Termination of Employment.
     5.1 Death, Disability or Retirement. Butrus’s employment shall terminate upon Butrus’s death, Disability or Retirement during the Term.
          (a) For purposes of this Agreement, “Disability” means a serious injury or illness that requires Butrus to be under regular care of a licensed medical physician and renders Butrus incapable of performing the essential function of Butrus’s position for twelve (12) consecutive months as determined by the Board in good faith and upon receipt of and in reliance on competent medical advice from one or more individuals selected by the Board, who are qualified to give professional medical advice. Butrus will submit to such medical or psychiatric examinations and tests as such medical professional deems necessary to make any determination of Butrus’s Disability and consent to such medical professional sharing the results of such examination with a representative of the Board.
          (b) For purposes of this Agreement, “Retirement” means voluntary retirement by Butrus when eligible to receive retirement benefits under a retirement plan then in effect for ProAssurance, Butrus having reached the age of mandatory retirement (if such requirement then exists for ProAssurance’s senior Executive officers) or any other retirement by Butrus with the consent of the Board. ProAssurance acknowledges that Butrus is eligible for retirement at his election.
     5.2 Termination by ProAssurance with Cause. ProAssurance may terminate Butrus’s employment during the Term for Cause. For purposes of this Agreement, the term “Cause” means: (i) Butrus has been convicted in a federal or state court of a crime classified as a felony; (ii) action or inaction by Butrus (A) that constitutes embezzlement, theft, misappropriation or conversion of assets of ProAssurance or its subsidiaries which alone or together with related actions or inactions involve assets of more than a de minimus amount or that constitutes intentional fraud, gross malfeasance of duty, or conduct grossly inappropriate to Butrus’s office, and (B) such action or inaction has adversely affected or is likely to adversely affect the business of ProAssurance or its subsidiaries, taken as a whole, or has resulted or is intended to result in a direct or indirect gain or personal enrichment of Butrus to the detriment of ProAssurance; or (iii) Butrus has been grossly inattentive to, or in a grossly negligent manner failed to competently perform, Butrus’s job duties and the failure was not cured within 45 days after written notice from ProAssurance. Any termination of Butrus’s employment by ProAssurance for Cause shall be communicated by a Notice of Termination (as defined in Section 5.4 below) to Butrus, which Notice of Termination shall be in writing and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Butrus’s employment under this provision. Butrus shall not be deemed to have been terminated for Cause unless and until (x) he receives a Notice of Termination from ProAssurance; (y) he is given the opportunity to be heard before the Board; and (z) the Board finds in its good faith opinion, Butrus was guilty of the conduct set forth in the Notice of Termination.
     5.3 Termination by Butrus for Good Reason. Butrus may terminate his employment with ProAssurance for Good Reason. For purposes of this Agreement, “Good Reason” shall constitute any of the following circumstances if they occur without Butrus’ express written consent during the Term: (i) a material reduction in Butrus’s Base Salary as set forth in Section 4.1 hereof; or (ii) a breach by ProAssurance of any provision of this Agreement in any material respect; or (iii) the occurrence of a Change of Control (as herein defined). Except with respect to a Change of Control, Butrus must provide ProAssurance with a Notice of Termination no later than 45 calendar days after Butrus knows or should have known that Good Reason has occurred. Following delivery of Butrus’s Notice of Termination, ProAssurance shall have 45 calendar days to rectify the circumstances causing the Good Reason. If ProAssurance fails to rectify the events causing Good Reason within said 45 day period, or if ProAssurance delivers to Butrus written notice stating that the circumstances cannot or shall not be rectified, Butrus shall be entitled to assert Good Reason and terminate employment as of the expiration of the 45 day period after delivery of Butrus’s Notice of Termination. Should Butrus fail to provide the required Notice of Termination in a timely manner, Good Reason shall not be deemed to have occurred as a result of the event. The Term shall not be deemed to have expired during the notice period, however, as long as Butrus has provided Notice of Termination within the Term.
          For purposes of this Agreement, the following terms have the meanings set forth below:
          (a) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (b) “Person” is used as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.
          (c) “Beneficial Ownership” is used as such term is used within the meaning of Rule 13d-3 promulgated under the Exchange Act.
          (d) “Change of Control” shall mean the occurrence during the Term of any one of the following events:
               (i) an acquisition of the voting securities of ProAssurance by any Person, immediately after which such Person has Beneficial Ownership of more than 50.1% of the combined voting power of ProAssurance’s then outstanding voting securities;
               (ii) a merger, consolidation or reorganization involving ProAssurance in which an entity other than ProAssurance is the surviving entity or in which ProAssurance is the surviving entity and the stockholders of ProAssurance immediately preceding such transaction will own less than 50.1% of the outstanding voting securities of the surviving entity; or

               (iii) the sale or other disposition of substantially all of the assets of ProAssurance (as defined in the regulations under Section 409A of the Code) and ProAssurance ceases to function on a going forward basis as an insurance holding company system that provides medical professional liability insurance.
          The transactions as described in (i), (ii) and (iii) shall be referred to as “Change of Control Transactions.” In no event shall a Change of Control be deemed to have occurred, with respect to Butrus, if Butrus is part of a purchasing group which consummates a Change of Control Transaction. Butrus shall be deemed “part of a purchasing group” for purposes of the preceding sentence if Butrus is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for passive ownership of less than 5% of the stock of the purchasing company or ownership of equity participation in the purchasing company or group as a result of the conversion or exchange of ProAssurance’s common stock beneficially owned by Butrus.
     5.4 Notice and Date of Termination. Any termination by ProAssurance, or by Butrus, shall be communicated by Notice of Termination to the other party given in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” is a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth such additional information as may be required in Section 5.2 or Section 5.3 hereof, to the extent applicable. The “Date of Termination” means (i) if Butrus’s employment is terminated by ProAssurance for Cause, the Date of Termination shall be as of the date of Butrus’s receipt of ProAssurance’s Notice of Termination; (ii) if Butrus’s employment is terminated by Butrus for Good Reason, the Date of Termination shall be the last day of the 45 day period after delivery of Butrus’s Notice of Termination; (iii) if Butrus’s employment is terminated due to a Change of Control, the Date of Termination shall be the date of closing of the Change of Control Transaction; (iv) if Butrus’s employment is terminated by reason of death of Butrus, the date of death shall be the Date of Termination; or (v) if Butrus’s employment is terminated by reason of Disability, the Date of Termination shall be the date of determination of Disability by the Board; (vi) if Butrus’s employment is terminated by reason of Retirement, the Date of Termination shall be the last day of employment of Butrus; (vii) if Butrus’s employment is terminated by ProAssurance other than for Cause, death, Disability or Retirement, the Date of Termination shall be the date of receipt of the Notice of Termination by Butrus.
     6. Certain Benefits Upon Termination.
     6.1 Accrued Salary and Benefits. Butrus shall be entitled to receive the following upon any termination of employment: (i) accrued and unpaid Base Salary as of the Date of Termination; (ii) if the termination occurs during 2008, unpaid annual incentive compensation payable under Section 3.2(a) hereof; (iii) accrued vacation and sick leave, if any, on Date of Termination in accordance with the then current policy of ProAssurance with respect to terminated employees generally; and (iv) benefits under ProAssurance’s employee benefit plans in which Butrus was a participant on the Date of Termination, which benefits shall be vested, paid or provided in accordance with the terms of said employee benefit plans.

     6.2 Severance Benefits.
          (a) If at any time prior to December 31, 2008, ProAssurance terminates the employment of Butrus for any reason other than Cause, death, Disability or Retirement, or if Butrus terminates his employment with ProAssurance for Good Reason, and Butrus, within sixty (60) days after the Date of Termination, signs the release form that is attached to this Agreement as Exhibit A (the "Release”), Butrus shall receive an amount equal to a sum of the amounts that would otherwise be payable hereunder as Base Salary during the period commencing on the Date of Termination and ending on December 31, 2008 (the “Severance Benefits”). Subject to the delivery of the executed Release by Butrus, the Severance Benefits shall be paid by continuing the payment of Butrus’ Base Salary in each payroll period through December 31, 2008, except that payment of Severance Benefits shall be deferred until seven (7) days after the execution of the Release at which time any deferred amounts shall be paid. Notwithstanding anything herein it to the contrary, unpaid Severance Benefits shall be subject to termination under provisions of Section 7.2 hereof in the event Butrus should violate the covenant set forth therein and unpaid Severance Benefits shall be payable in lump sum by ProAssurance on termination of this Agreement by Butrus for Good Reason as a result of a Change of Control seven (7) days after the execution of the Release. ProAssurance shall withhold from any amounts payable under this Agreement all federal, state, city or other income and employment taxes that shall be required. Notwithstanding the foregoing, if Butrus is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, the payment schedule for Severance Benefits shall be modified or adjusted to provide that no payments shall be made until the expiration of six (6) months following the Date of Termination. In the event payments are so delayed, a lump sum payment of the accumulated unpaid amounts attributable to the six (6) month period shall be made to Butrus on the first day of the seventh month following the Date of Termination. This six month delay shall not apply to any Severance Benefits which are not subject to the requirements of Code Section 409A by reason of their being separation pay upon an involuntary separation from service and their meeting the requirements and imitations of the regulations under the above referenced Code section. In no event shall the aggregate amount of the Severance Benefits be reduced as a result of such modification or adjustment.
          (b) Butrus shall be under no duty or obligation to seek or accept other employment and shall not be required to mitigate the amount of severance benefits provided under this Agreement by seeking employment or otherwise.
     6.3 Parachute Payment Tax Reimbursement.
          (a) If any payment or benefit within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), to Butrus for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with ProAssurance or a Change of Control (as defined in Section 5.3(d) hereof) (a “Payment” or “Payments”), will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Butrus with respect to such excise tax (such excise tax, together with such interest and penalties are collectively referred to as the “Excise Tax”), then Butrus will be entitled to receive an additional payment (a “Gross Up Payment”). The amount of the Gross Up Payment will be such that after payment by Butrus of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of Butrus’s failure to file a timely tax return or pay taxes shown due on his return, imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross Up Payment, Butrus retains an amount of the Gross Up Payment equal to the Excise Tax imposed upon the Payments.
          (b) An initial determination as to whether a Gross Up Payment is required pursuant to this Agreement and the amount of such Gross Up Payment shall be made by the income tax accountants of ProAssurance. The tax accountants shall provide their determination (“Determination”) together with detailed supporting calculations and documentation to ProAssurance and Butrus within a reasonable time after the Date of Termination and if the tax accountants determine that no Excise Tax is payable by Butrus with respect to a Payment or Payments, it shall furnish Butrus with an opinion reasonably acceptable to Butrus that no Excise Tax will be imposed with respect to any Payment or Payments. Within ten days of the delivery of the Determination to Butrus, Butrus shall have the right to dispute the Determination. The Gross Up Payment, if any, as determined pursuant to this Section 6.3(b) shall be paid by ProAssurance to Butrus within 30 days of the receipt of the Determination. The existence of the Dispute shall not in any way affect Butrus’s right to receive Gross Up Payments in accordance with the Determination. Upon the final resolution of a Dispute, ProAssurance shall promptly pay Butrus any additional amount required by such resolution. If there is no Dispute, the Determination shall be binding, final and conclusive upon ProAssurance and Butrus.
          7. Non-Competition.
     7.1 Non-Competition; Nonsolicitation of Employee. Butrus will not during the Restricted Period (herein defined):
          (a) become Employed by a Competitor Company that offers, sells or markets medical professional liability insurance in the primary market area of the Companies, except that Butrus may be employed with a Competitor Company so long as and on the condition that Butrus does not participate in the medical professional liability insurance business of the Competitor Company; or
          (b) solicit or induce any employees of the Companies to leave such employment or accept employment with any other person or entity, or solicit or induce any insurance agent of the Companies to offer, sell or market medical professional liability insurance for a competitor company in the primary market area of the Companies;
          “Companies” means any direct or indirect subsidiary of ProAssurance that, now or in the future, offers medical professional liability insurance or non-risk bearing products and services related to underwriting, claims or risk management, or indemnification for medical professional liability, and any other company that has succeeded to the business of any of the Companies.
          “Competitor Company” means an insurance company, insurance agency, business, for profit or not for profit organization (other than the Companies) that provides, or offers to provide medical professional liability insurance to health care providers.

          “Employed” includes activities as an owner, proprietor, employee, agent, solicitor, partner, member, manager, principal, shareholder (owning more than 1% of the outstanding stock), consultant, officer, director or independent contractor.
          “Health care providers” means physicians, dentists, podiatrists, physician assistants, nurse practitioners, other individual health care providers and hospital and other institutional health care providers.
          “Medical professional liability insurance” means medical malpractice insurance and reinsurance, and equivalent self-insured services such as administration of self-insured trusts, claims management services and risk management services for health care providers. “Medical professional liability insurance” does not include services provided as an employee of a health care provider if such services are rendered solely for the purpose of servicing medical professional liability risk of the employer or that of its employees.
          “Primary market area” means any state in which any one or more of the Companies derived more than $15 million in revenues from the sale of medical professional liability insurance and non-risk bearing medical professional liability services or products to health care providers in the most recent complete fiscal year prior to the Date of Termination.
          “Restricted Period” means a period of 12 months from the Date of Termination.
     7.2 Remedies for Breach. If Butrus is deemed to have materially breached the non-competition covenants set forth in Section 7.1 of this Agreement, ProAssurance may, in addition to seeking an injunction or any other remedy they may have, withhold or cancel any remaining payments of Severance Benefits due to Butrus pursuant to Section 6.2 of this Agreement. ProAssurance shall give prior or contemporaneous written notice of such withholding or cancellation of payments in accordance with Section 6.2 hereof. If Butrus violates any of these restrictions, the Companies shall be further entitled to an immediate preliminary and permanent injunctive relief, without bond, in addition to any other remedy which may be available to ProAssurance.
     7.3 Reasonableness of Restrictions. ProAssurance and Butrus agree that the restrictions in this Agreement are fair and reasonable in all respects, including the geographic and temporal restrictions, and that the benefits described in this Agreement, to the extent any separate or special consideration is necessary, are fully sufficient consideration for Butrus’s obligations under this Agreement.
     7.4 Confidentiality. Butrus will remain obligated under any confidentiality or nondisclosure agreement with the Companies (or any of them) that is currently in effect or to which Butrus may in the future be bound. In the event that Butrus is at any time not the subject of a separate confidentiality or nondisclosure agreement with the Companies (or any of them), Butrus expressly agrees that Butrus shall not use for Butrus’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company any confidential or competitive material or information of the Companies or their subsidiaries, including without limitation, any information regarding insureds or other customers, actual or prospective, and the contents of their files; marketing, underwriting or financial plans or analyses which is not a matter of public record; claims practices or analyses which are not matters of public record; pending or past litigation in which the Companies have been involved and which is not a matter of public record; and all other strategic plans, analyses of operations, computer programs, personnel information and other proprietary information with respect to the Companies which are not matters of public record. Butrus shall return to the Companies promptly, and in no event later than the Date of Termination, all items, documents, lists and other materials belonging to the Companies or their subsidiaries, including but not limited to, credit, debit or service cards, all documents, computer tapes, or other business records or information, keys and all other items in Butrus’s possession or control.
     8. Indemnification. In addition to any indemnification required by law, under the Certificate of Incorporation or Bylaws of ProAssurance or any of the Companies (as defined in Section 6.1 hereof), or under a policy of insurance owned by ProAssurance or the Companies, ProAssurance shall provide Butrus indemnification under the terms and conditions of his current Indemnification Agreement with ProAssurance.
     9. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or commercial courier or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below or to such other address as one party may have furnished to the other in writing in accordance herewith.
          Notice to Butrus:
          Notice to the Companies:
ProAssurance Corporation
Mailing Address:
P. O. Box 590009
Birmingham, Alabama 35259-0009
Street Address:
100 Brookwood Place
Birmingham, Alabama 35209
Attention: Corporate Secretary
     10. Arbitration. ProAssurance and Butrus agree that final and binding arbitration shall be the sole recourse to settle any claim or controversy arising out of or relating to a breach or the interpretation of this Agreement, except as either party may be seeking injunctive relief. Either party may file a demand for arbitration. The arbitration shall be held at a mutually agreeable location, and shall be subject to and in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect; provided that if the location cannot be agreed upon the arbitration shall be held in Birmingham, Alabama. The arbitrator may award any and all remedies allowable by the cause of action subject to the arbitration, but the arbitrator’s sole authority shall be to interpret and apply the provisions of this Agreement. In reaching its decision the arbitrator shall have no authority to change or modify any provision of this Agreement or other written agreement between the parties. The arbitrator shall have the power to compel the attendance of witnesses at the hearing. Any court having jurisdiction may enter a judgment based upon such arbitration. All decisions of the arbitrator shall be final and binding on the parties without appeal to any court. Upon execution of this Agreement, Butrus shall be deemed to have waived any right to commence litigation proceedings regarding this Agreement outside of arbitration or injunctive relief without the express consent of ProAssurance. ProAssurance shall pay all arbitration fees and the arbitrator’s compensation. If Butrus prevails in the arbitration proceeding, ProAssurance shall reimburse to Butrus the reasonable fees and expenses of Butrus’s personal counsel for his or her professional services rendered to Butrus in connection with the enforcement of this Agreement.
     11. Miscellaneous.
     (a) Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Agreement shall be valid or recognized by ProAssurance.
     (b) This Agreement sets forth the entire agreement between the parties with respect to the matters set forth herein. This Agreement may not be modified or amended except by written agreement intended as such and signed by all parties.
     (c) This Agreement shall benefit and be binding upon the parties and their respective directors, officers, employees, representatives, agents, heirs, successors, assigns, devisees, and legal or personal representatives.
     (d) ProAssurance, from time to time, shall provide government agencies with such reports concerning this Agreement and copies thereof as may be required by law, and shall provide Butrus with such disclosure concerning this Agreement as may be required by law or as ProAssurance may deem appropriate.
     (e) Butrus and ProAssurance respectively acknowledge that each of them has read and understand this Agreement, that they have each had adequate time to consider this Agreement and discuss it with each of their attorneys and advisors, that each of them understands the consequences of entering into this Agreement, that each of them is knowingly and voluntarily entering into this Agreement, and that they are each competent to enter into this Agreement.
     (f) If any provision of this Agreement is determined to be unenforceable, at the discretion of ProAssurance the remainder of this Agreement shall not be affected but each remaining provision shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law.
     (g) This Agreement will be interpreted as a whole according to its fair terms. It will not be construed strictly for or against either party.

     (h) Except to the extent that federal law controls, this Agreement is to be construed according to Delaware law.
[Signatures on following page]

          IN WITNESS WHEREOF, the parties have duly executed this Agreement on February 26, 2008 to be effective as of the Effective Date

Paul R. Butrus

PROASSURANCE CORPORATION

By:

Victor T. Adamo, President

EXHIBIT A
RELEASE IN CONJUNCTION WITH SEVERANCE COMPENSATION
          This Release of Claims (“Release”) is between ProAssurance Corporation (“ProAssurance”), and any successor company that has assumed the Agreement to which this Release was an attachment (all such organizations being referred to in this Release as the “Companies”) and Paul R. Butrus (“Butrus”).
          The Companies and Butrus have agreed to terminate their employment relationship. To effect an orderly termination, Butrus, and the Companies are entering into this Release.
     1. For the purposes of this Release, “Date of Termination” is the effective date of Butrus’s termination of employment from Companies. Butrus hereby waives any and all rights Butrus may otherwise have to continued employment with or re-employment by the Companies or any parent, subsidiary or affiliate of Companies.
     2. Effective with the Date of Termination, Butrus is relieved of all duties and obligations to the Companies, except as provided in this Release or any applicable provisions of the Employment Agreement between Companies and Butrus, effective as of ___, 2007 (“Agreement”), which survive termination of the employment relationship.
     3. Butrus agrees that this Release and its terms are confidential and shall not be disclosed or published directly or indirectly to third persons, except as necessary to enforce its terms, by Butrus or to Butrus’s immediate family upon their agreement not to disclose the fact or terms of this Release, or to Butrus’s attorney, financial consultant or accountant, except that Butrus may disclose, as necessary, the fact that Butrus has terminated Butrus’s employment with the Companies.
     4. Any fringe benefits that Butrus has received or currently is receiving from the Companies or its affiliates shall cease effective with the Date of Termination, except as otherwise provided for in this Release, in the Agreement or by law.
     5. The parties agree that the terms contained and payments provided for in the Agreement are compensation for and in full consideration of Employee’s release of claims under this Release, and Butrus’s confidentiality, non-compete, non-solicitation and non-disclosure agreements contained in the Agreement.
     6. Butrus shall be under no duty or obligation to seek or accept other employment and shall not be required to mitigate the amount of the Severance Benefits (as defined and provided under the Agreement) by seeking employment or otherwise, provided, however, that Butrus shall be required to notify the Companies if Butrus becomes covered by a health or dental care program providing substantially similar coverage, at which time health or dental care continuation coverage provided under the Agreement shall cease.
     7. Butrus waives, releases, and forever discharges the Companies and each of their direct or indirect parents, subsidiaries, affiliates, and any partnerships, joint ventures or other entities involving or related to any of the Companies, their parents, subsidiaries or affiliates, and

A-1

all present or former employees, officers, agents, directors, successors, assigns and attorneys of any of these corporations, persons or entities (all collectively referred to in this Release as the “Released”) from any and all claims, charges, suits, causes of action, demands, expenses and compensation whatsoever, known or unknown, direct or indirect, on account of or growing out of Butrus’s employment with and termination from the Companies, or relationship or termination of such relationship with any of the Released, or arising out of related events occurring through the date on which this Release is executed. This includes, but is not limited to, claims for breach of any employment contract; handbook or manual; any express or implied contract; any tort; continued employment; loss of wages or benefits; attorney fees; employment discrimination arising under any federal, state, or local civil rights or anti-discrimination statute, including specifically any claims Butrus may have under the federal Age Discrimination in Employment Act, as amended, 29 USC §§ 621, et seq.; emotional distress; harassment; defamation; slander; and all other types of claims or causes of action whatsoever arising under any other state or federal statute or common law of the United States.
     8. Butrus does not waive or release any rights or claims that may arise under the federal Age Discrimination in Employment Act, as amended, after the date on which this Release is executed by Butrus.
     9. Butrus acknowledges and agrees that Butrus has been advised in writing by this Release, and otherwise, to CONSULT WITH AN ATTORNEY before Butrus executes this Release.
     10. Butrus agrees that Butrus received a copy of this Release prior to executing the Agreement, that this Release incorporates the Companies’ FINAL OFFER; that Butrus has been given a period of at least twenty-two (22) calendar days within which to consider this Release and its terms and to consult with an attorney should Butrus so elect.
     11. Butrus shall have seven (7) calendar days following Butrus’s execution of this Release to revoke this Release. Any revocation of this Release shall be made in writing by Butrus and shall be received on or before the time of close of business on the seventh calendar day following the date of the Employee’s execution of this Release at ProAssurance’s address at 100 Brookwood Place, P. O. Box 590009, Birmingham, Alabama 35259-0009, Attention: Chairman, or such other place as the Companies may notify Butrus in writing. This Release shall not become effective or enforceable until the eighth (8th) calendar day following Butrus’s execution of this Release.
     12. Butrus and the Companies acknowledge that they have read and understand this Release, that they have had adequate time to consider this Release and discuss it with their attorneys and advisors, that they understand the consequences of entering into this Release, that they are knowingly and voluntarily entering into this Release, and that they are competent to enter into this Release.
     13. This Release shall benefit and be binding upon the parties and their respective directors, officers, employees, agents, heirs, successors, assigns, devisees and legal or personal representatives.

A-2

     14. This Release, along with the attached Agreement, sets forth the entire agreement between the parties at the time and date these documents are executed, and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter in this Release. This Release may not be modified or amended except by a written agreement intended as such, and signed by all parties.
     15. Except to the extent that federal law controls, this Release is to be construed according to the law of the state of Delaware.
     16. If any provision of this Release is determined to be unenforceable, at the discretion of ProAssurance the remainder of this Release shall not be affected but each remaining provision or portion shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law.
     17. To signify their agreement to the terms of this Release, the parties have executed it on the date set forth opposite their signatures, or those of their authorized agents, which follow.

Dated:

Paul R. Butrus

PROASSURANCE CORPORATION

Dated:	By:

A-3